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                                                                  EXHIBIT 10.62



                              NETBOOKER AGREEMENT

         This Agreement is entered into by and between PEGASUS SYSTEMS, INC., a Delaware corporation, (hereinafter "Pegasus") and PROMUS HOTELS, INC., (hereinafter "Participant"), this 18th day of September, 1997.

                                1.  DEFINITIONS

         1.1 For purposes of this Agreement, the following definitions shall apply:

         (i) NetBooker. A service mark of Pegasus for its service to provide web site hosting and a hotel information database access and reservation capability to accessors of Internet sites.

         (ii) Distribution Access Database. A database of hotel and lodging information maintained by Pegasus.

         (iii) Reservation Function. The capability to determine room availability for specific dates and to make, change and cancel reservations at Participant's hotels contained in the Distribution Access Database.

         (iv) Interface. All server and application software and hardware reasonable and necessary for a dependable and operative online connection between Participant's Web Site and Pegasus' Distribution Access Database and Reservation Function.

         (v) Participant's Web Site. An Internet site on the World Wide Web created, maintained and hosted by Pegasus as specifically provided in this Agreement in the


          *CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

    INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

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         name of and for the use and benefit of Participant with an Interface to Pegasus' Distribution Access Database and Reservation Function.

         (vi) Net Reservation. Net Reservations are reservations by accessors of Participant's Web Site within a particular time period, less the number of canceled reservations by accessors of Participant's Web Site during the same time period.

                             2.  NETBOOKER SERVICES

         2.1 Selected Services. Participant hereby contracts for the following services to be provided by Pegasus:

         Pursuant to the Promus NetBooker Hosting Requirements Specification Revision 1.2 dated June 27, 1997 and subsequent mutually agreed revisions thereto and a mutually agreed schedule of implementation, Pegasus shall assist Participant in the creation, maintain and host on a continual basis a dependable and operable Participant Web Site with an Interface to the Distribution Access Database and the Reservation Function all as more specifically set forth in the Promus NetBooker Hosting Requirements Specification Revision 1.2 dated June 27, 1997 and subsequent mutually agreed revisions thereto and on Exhibit A attached hereto which is incorporated herein by reference.

         2.2 Duties of Participant. Participant shall use all reasonable and necessary efforts to cooperate fully with and provide support for Pegasus' personnel with respect to the provision of the services provided pursuant to the terms of this Agreement.

         2.3 Property Information Distribution Agreement. Prior to or contemporaneous with the execution of this Agreement, Participant shall enter into a Property Information Distribution Agreement with Pegasus. Participant's property information transmitted pursuant to the Property Information Distribution Agreement shall be the Distribution Access Database for





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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purposes of this Agreement.  Notwithstanding the above, Participant shall not be charged a Net Reservation Fee pursuant to this Agreement for Net Reservations originating on the web site owned and operated by Participant.

                                    3. FEES

         3.1 Monthly Maintenance Fee. For the continual provision of the services as set forth herein, Participant shall pay to Pegasus a Monthly Maintenance Fee each month during the term of this Agreement in the amount of
*  per month.

         3.2 Net Reservation Fee. Participant shall pay to Pegasus * for each Net Reservation made by an accessor of Participant's Web Site provided that Participant shall pay only one Net Reservation Fee for each Net Reservation processed pursuant to this Agreement and the Property Information Distribution Agreement. Notwithstanding the above, Participant shall not be charged a Net Reservation Fee pursuant to this Agreement for Net Reservations originating on the web site owned and operated by Participant.

         3.3 Payment of Fees and Costs. Pegasus will provide a monthly statement to Participant setting forth transactions and all fees and costs due pursuant to this Agreement. Participant shall pay all amounts due upon receipt of the statement and, in any event, within thirty (30) days of receipt of each statement. Participant shall pay Pegasus all Net Reservation Fees within thirty (30) days of receipt of such fees from the party with whom the Net Reservation was made. In the event an amount due is not paid within thirty
(30) days of receipt of a statement setting forth the amount due, in addition to each party's rights of termination provided herein, the non paying party agrees to pay interest on all amounts over thirty (30) days old at an annual rate of 15% or 1 1/4% per month. All fees and costs shall be paid in U.S. dollars.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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                                    4. TERM

         4.1 Term of Agreement. The initial term of this Agreement, unless earlier terminated pursuant to the provisions of this Agreement, shall begin upon execution of this Agreement and shall continue thereafter for a period of forty eight (48) months provided, however, the term of this Agreement shall be automatically extended for additional one (1) year terms unless either party shall, at least sixty (60) days prior to the expiration of the initial or any extended term, give notice of termination of the Agreement at the end of the term. Notwithstanding the above, this Agreement shall terminate on the date the Property Information Distribution Agreement terminates.

                              5.      TERMINATION

         5.1 Termination by Participant. Upon the occurrence of an Event of Default (as hereinafter defined) by Pegasus and the failure of Pegasus to cure such default after written notice and opportunity to cure as provided by
Section 6.3 hereof, Participant may terminate this Agreement at any time within thirty (30) days after the expiration of the cure period provided in Section 6.3.

         5.2 Termination by Pegasus. Upon the occurrence of an Event of Default (as hereinafter defined) by Participant and the failure of Participant to cure such default after written notice and opportunity to cure as provided by Section 6.3 hereof, Pegasus may terminate this Agreement at any time within thirty (30) days after the expiration of the cure period provided in Section 6.3.

                                   6. DEFAULT

         6.1 Events of Default. Subject to Section 6.2 hereof, any one of the following listed occurrences shall be considered an Event of Default:

         (i) The failure to pay any amount due hereunder within the time required;





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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         (ii)    The refusal or failure to diligently and in good faith perform each and every material provision of this Agreement;

         (iii)   The breach of the Property Information Distribution Agreement;

         (iv) The application by Participant or Pegasus for or the consenting to the appointment of a receiver, a trustee or liquidator of all or of a substantial portion of its assets; the making by Participant or Pegasus of a general assignment for the benefit of creditors; Participant or Pegasus being adjudicated a bankrupt or becoming insolvent; Participant or Pegasus filing a voluntary petition in bankruptcy or filing a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any law (whether federal or state) relating to relief of debtors, or admitting (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceedings (whether federal or state) relating to relief of debtors; Participant or Pegasus admitting in writing that it is unable to pay its debts as they matUre or that it is generally not paying its debts as they mature; Participant or Pegasus suffering or permitting to continue for ninety (90) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking reorganization of such party or which appoints a receiver, trustee or liquidator of such party or of all or a substantial part of any of its assets; attachment, execution or other judicial seizure of all or substantially all of the assets of Participant or Pegasus, where such seizure is not discharged within ninety (90) days; or the filing of any involuntary petition in bankruptcy against Participant or Pegasus which is not dismissed within ninety (90) days of its filing.

         6.2 Force Majeure. It shall not constitute a default if an Event of Default is caused by or results from acts of God, fire, war, civil unrest, accident, or other events beyond the control of the defaulting party (except as described in 9.2). However, if an Event of Default





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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results from any such occurrence and continues for more than thirty (30)
consecutive days, either party may terminate this Agreement by providing notice as required herein.

         6.3 Notice of Default. Upon the occurrence of an Event of Default, the non-defaulting party shall give written notice to the defaulting party specifying the alleged default. The defaulting party shall then be entitled to ten (10) days. after receipt of such notice within which to cure any monetary default and thirty (30) days within which to cure any non-monetary default. Notwithstanding the foregoing, in the event of a default by Pegasus with respect to the repair of the web site operations as set forth in Section
9.2 hereof, Participant shall be entitled to provide notice and Pegasus shall then be entitled to twenty-four (24) hours after receipt thereof within which to cure the default.

                               7. CONFIDENTIALITY

         7.1 Confidential Information. During the term of this Agreement, it is acknowledged by Participant and Pegasus that each may receive or have access to confidential and proprietary information of the other party including, but not limited to, software, codes, specifications, data base and trade secrets ("Confidential Information"). Each party acknowledges that it shall not acquire any ownership or other rights in or to Confidential Information of the other, and shall use the Confidential Information only for the purposes of the performance of this Agreement, and shall keep confidential and not disclose the Confidential Information to any other person, firm or corporation without the prior written consent of the other party. Any Confidential Information transmitted in writing or by other tangible media shall remain the property of the owner and shall be returned to the owner at its request, together with all copies made thereof, at the conclusion of this Agreement. The parties agree that the provisions of this Section 7 shall survive the expiration or termination of this Agreement.

         7.2 Use of Marks. Participant acknowledges that NetBooker, UltraDirect, Click-It! Weekends, Pegasus and TravelWeb are each service marks of Pegasus or its affiliates and Participant agrees to not use any of Pegasus' marks in any way including, but not limited to, in any advertising or promotional materials, without the prior written approval of Pegasus. Pegasus agrees to not use any of Participant's marks in any way including, but not limited to,





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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in any advertising or promotional materials, without the prior written approval of Participant.

                               8. INDEMNIFICATION

         8.1 Indemnification in the Event of Certain Losses. Participant agrees to indemnify and hold harmless Pegasus and Pegasus's affiliates, directors, officers, employees and other stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) occurring on account of Participant's fault and through no fault of Pegasus ("Pegasus' Losses"). Pegasus agrees to indemnify and hold harmless Participant, and Participant's affiliates, directors, officers, employees and stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) occurring on account of Pegasus's fault and through no fault of Participant ("Participant's Losses"). Promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to this Section 8.1, such indemnified party shall give prompt notice thereof to the indemnifying party and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and preparation, unless representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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                  9. DISCLAIMER AND LIMITATION OF LIABILITIES

         9.1 Disclaimer, Limitation of Liabilities and Risk of Internet Usage. PEGASUS WILL NOT BE RESPONSIBLE OR LIABLE FOR (i) ANY FALSIFICATIONS OR INACCURACIES IN ANY OF THE INFORMATION DISPLAYED ON THE WEB SITE, (ii) ANY ACT OR FAILURE TO ACT WITH RESPECT TO THE PUBLICATION OF THE INFORMATION ON THE INTERNET AS DIRECTED BY PARTICIPANT OR THE CREATION OR FUNCTIONALITY OF RESERVATION CAPABILITIES UNLESS EXPRESSLY SET FORTH HEREIN, (iii) ANY CLAIM, DAMAGE, OR LIABILITY OF ANY NATURE ARISING OUT OF ACCESS TO THE WEB SITE AND/OR THE MAKING, CHANGING OR CANCELING OF A RESERVATION AND THE USE OF A CREDIT CARD OR OTHER DEBIT DEVICE IN CONNECTION THEREWITH, OR (v) ANY CLAIM RESULTING FROM ANY INTERRUPTION, MALFUNCTION OR CHANGE IN THE USE OF THE INTERNET OR A DISTRIBUTION SYSTEM, EXCEPT TO THE EXTENT RESULTING FROM PEGASUS' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, GOOD AND WORKMANLIKE PRODUCT OR SERVICE OR OTHERWISE ARE DISCLAIMED BY PEGASUS AND WAIVED BY PARTICIPANT. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE OPERATION OF A SITE ON THE INTERNET IS AT PARTICIPANT'S OWN RISK. Participant acknowledges and agrees that the Internet is a communication medium over which Pegasus has no control and that its continued utilization in its present form at current costs is uncertain. Therefore, if at any time during the term of this Agreement, the cost of access to the Internet increases or there is imposed a fee or cost for access to or use of the Internet communication lines, or there is imposed any law, governmental ruling, or regulation the result of which increases the cost of access to or usage of the Internet or otherwise makes it impractical, in Pegasus" sole discretion, to continue to perform this Agreement, Pegasus may, upon notice to Participant, terminate this Agreement with ninety (90) days written notice without such action constituting an event of default.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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         9.2     Repair of Web Site Operations.  Notwithstanding any other
provision of this Agreement, the only obligation of Pegasus in the event of a material failure in the operation or performance of Participant's Web Site shall be to repair the malfunction within twenty four (24) hours of receipt of written, facsimile or telecopy notice from Participant requesting such repair.

                               10. MISCELLANEOUS

         10.1 Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be a panel of three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall select a third neutral arbitrator. All reasonable and necessary costs and fees (including attorney's fees) incurred in connection with the arbitration shall be borne by the losing party or assessed in the award as otherwise deemed appropriate by the arbitrators.

         10.2 Status of Parties. This Agreement shall not constitute a partnership, joint venture or similar arrangement. The parties hereto are separate and distinct entities independently contracting with each other at arms length.

         10.3 Assignment. This Agreement is not assignable by Pegasus or Participant without the prior written consent of the non-assigning party (and such consent shall not be unreasonably withheld), provided that either party may assign this Agreement to an affiliate or in the event of an acquisition, merger or sale of substantially all assets.

         10.4 Notices. All notices, requests, consents, payments and other communications contemplated hereby shall be in writing and (a) personally delivered, (b) deposited in the United States mail, first-class, registered or certified mail, return receipt requested, with postage





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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prepaid, (c) sent by overnight courier service (for next business day delivery), shipping prepaid, or (d) by facsimile transmission, as follows:


   If to PEGASUS:                              If to PROMUS:
   3811 Turtle Creek Blvd., Ste. 1100          755 Crossover Lane
   Dallas, TX 75219                            Memphis, TN 38117
   Attention: Kendall Paine                    Attention: Norm Cavin
   (Facsimile: (214) 528-5675)                 (Facsimile: (901) 374-5934)

or such persons or addresses as any party may request by notice duly given hereunder. Except as otherwise specified herein, notices shall be deemed given and received at the time of personal delivery or facsimile or, if sent by U.S. mail, three (3) business days after mailing, or, if sent by overnight courier, one (1) business day after such sending.

         10.5 Controlling Law. This Agreement shall be interpreted pursuant to the laws of the State of Texas. The venue for any arbitration or suit brought with respect to or arising out of this Agreement shall be in the City of Dallas, Texas or in the state or federal courts situated in Dallas County, Texas. The parties hereto hereby waive all objections, and they hereby consent to such jurisdiction and venue.

         10.6 Entire Agreement. This Agreement constitutes the entire agreement between Pegasus and Participant with respect to the implementation and operation of Participant's Web Site and supersedes and replaces any and all other agreements and representations, verbal or written, with respect to the subject matter of this Agreement. There are no representations, warranties or agreements made or relied upon by either party with respect to the subject matter of this Agreement which are not contained in this Agreement.

         10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and duly authorized assigns of each party whether resulting from merger, acquisition, reorganization or assignment pursuant to the terms hereof.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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         10.8    Confidentiality of the Agreement.  The parties agree that the terms and provisions of this Agreement shall be kept confidential and shall be disclosed only to those persons and entities as required by law or as permitted by the other party hereto. The parties may, however, disclose the existence of this Agreement to any person or entity.

                            11. PROPRIETARY RIGHTS.

         11.1 Distribution Access Database and Reservation Function. The Reservation Function, all other functionality and any other content provided as part of the Distribution Access Database is the property of Pegasus or its licensors and may not be downloaded, copied or redistributed in whole or in part nor shall such content or functionality be used in any manner except as permitted by this Agreement.

PEGASUS SYSTEMS, INC.                        PROMUS HOTELS, INC.



By:  /s/ John F. Davis                       By:  /s/ Mark Wells
   -------------------------------               -----------------------------
Its: President                               Its:  Senior Vice President
    ------------------------------               -----------------------------

Date: September 19, 1997                     Date:  September 18, 1997
     -----------------------------                -----------------------------





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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                                   EXHIBIT A

                     REQUIREMENTS FOR PARTICIPANT WEB SITE

         1. Content. Participant's Web Site shall access the following Participant brands property information contained in the Distribution Access
Database: Embassy Suites, Embassy Vacation Resorts, Homewood Suites, Hampton Inn and Suites, Hampton Inn and Hampton Vacation Resorts. Participant's Web Site will also contain mutually agreed Participant corporate content.

         2. Design and Functionality. The parties will mutually agree to the design and functionality of Participant's web site consistent with the Promus NetBooker Hosting Requirements Specification Revision 1.2 dated June 27, 1997 and subsequent mutually agreed to revision thereof.

         3. System Reliability. Subject to Sections 6.2, 9.1 and delays caused by third parties or persons or entities not under the control of Pegasus, Participant's web sites and the Interface to the distribution access database and the reservation functionality shall be operable ninety nine point five percent (99.5%) of the time each month unless otherwise agreed.

         4. Review and Enhancements. Pegasus shall provide Participant with all enhancements to the Distribution Access Database and Reservation Functionality provided to all other participants in the Distribution Access Database on terms commensurate with other participants. If requested by Participant, Pegasus agrees to conduct a functional review of Participant's Web Site with Participant within thirty (30) days of execution of this Agreement and at least once each six (6) months during the term of this Agreement. The purpose of the review shall be to discuss plans, strategy and enhancements with respect to Participant's Web Site. In the event Pegasus and Participant agree on modifications or enhancements to Participant's Web Site encompassing services beyond the scope of services set forth herein, the parties shall mutually agree to the additional requirements, implementation schedule and the payment terms for such modifications and enhancements which must be executed by each party





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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hereto and attached to this Agreement to be effective.  In the event Pegasus is unable to implement an agreed upon web site enhancement within a mutually agreed time frame, Participant may elect to terminate the Agreement with thirty
(30) days written notice. Except as otherwise agreed in writing, in the event Participant requests an enhancement which is performed by Pegasus at Pegasus' expense, such enhancement shall be the sole, exclusive and unrestricted property of Pegasus. In the event an enhancement developed by Pegasus is paid for by Participant, such enhancement shall be the property of Participant; provided that Pegasus, at its sole discretion, shall have the right, beginning ninety (90) days after implementation of such enhancement, to pay Participant a mutually agreed price, not to exceed the development cost paid by Participant, for such enhancement, for all rights to such enhancement and, upon such payment, the enhancement shall become the sole property of Pegasus. On the date of such reimbursement, Participant shall begin paying mutually agreed upon fees, if any, for use of such enhancement. In the event an agreement cannot be reached with respect to such fees, such enhancement shall no longer be provided to Participant. Pegasus shall use commercially reasonable efforts to provide hardware, software and services commensurate with the highest level of technology reasonably available and as reasonable and necessary to ensure that Participant's Web Site is competitive in the marketplace.

         5. Year 2000 Compliance. Pegasus will ensure that all hosting and development environments, operating systems, server and ancillary applications provided pursuant to this Agreement are fully year 2000 compliant. Pegasus will provide Participant with all reasonable and necessary documentation to verify Pegasus' year 2000 compliance no later than August 1, 1998. All development work performed by Pegasus or third parties contracted with by Pegasus for Participant shall conform to generally accepted software development principals regarding year 2000 compliance.


         6. Reporting. Pegasus shall provide to Participant on-line reports as described in the Property Information Distribution Agreement.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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         7.      Operational Support.  Pegasus shall provide operational
support for Participant's web site seven (7) days a week, twenty four (24) hours a day during the term hereof. Pegasus agrees that it shall provide such support personnel and ancillary tools for maintaining the availability of the servers as is commercially reasonable and necessary.

         8. Specific Requirements. Subject to Section 6.2 of the Agreement and delays caused by Participant, Pegasus will complete the implementation of the following requirements of Participant's Web Site no later than December 31, 1998:

                 a. Accessors shall have the capability to retrieve and cancel previously made reservations regardless of the distribution system through which the reservation was processed.

                 b. Accessors shall have the capability to retrieve and change reservation information.

                 c. Accessors shall have the capability to view daily rates for multiple day reservations.

                 d. Accessors shall have the capability to make reservations which include booking multiple rooms, multiple room types, multiple stays, and multiple locations with one transaction.

                 e. Accessors shall have the capability to store personal information on the site to allow for retrieval and use during subsequent site visits.

                 f. Accessors shall have the capability to store travel itineraries on the site to allow for retrieval and use during subsequent site visits.

         Completion of these requirements is specifically contingent upon Participant's completion of any modifications and enhancements to its reservation system sufficiently in





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.

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advance of the scheduled implementation date to allow Pegasus a reasonable period of time thereafter to complete the implementation.





          *  CONFIDENTIAL TREATMENT REQUESTED BY PEGASUS SYSTEMS, INC.